Exhibit A

AIRPLANES GROUP

debis AirFinance House, Shannon, Ireland
Telephone: +353 61 723600 Fax: 353 61 723850

PRESS RELEASE

Airplanes Limited and Airplanes US Trust (“Airplanes Group”) are required to obtain annual appraisals of the “base values” of each of their aircraft from at least three independent appraisers that are members of the International Society of Transport Aircraft Trading. Since 1996, Airplanes Group has obtained its annual appraisals from Airclaims Limited (“Airclaims”), Aircraft Information Services, Inc. (“AISI”) and BK Associates (“BK”). The most recent annual appraisals (as of January 31, 2005) obtained by Airplanes Group are: Airclaims ($1,438 million), AISI ($1,531 million) and BK ($1,928 million). The average of these three appraisals is $1,632 million (the “2005 Appraised Value”), compared with $1,846 million as of January 31, 2004 (as adjusted for sales during the year to January 31, 2005).

In the year to January 31, 2005, the decline in the average appraised value was $41 million greater than the decline in value assumed in setting the principal payment tables included in the Airplanes Group Notes at the time Airplanes Group was formed in 1996. In six of the nine annual appraisals received to date since 1996, (including each of the last four years), the annual decline was greater than that assumed in 1996.

As a result of the greater than assumed decline in value of the aircraft in our portfolio coupled with low revenues, we have been required to make accelerated principal payments on our class A notes (class A principal adjustment amounts) to the extent of available cashflows in order to meet certain loan to current appraised value ratios.

As a result of factors described in our filings with the Securities and Exchange Commission, we have not always had sufficient cashflows to pay class A principal adjustment amounts in full and since April 2003 we have not had sufficient cashflows to pay any class A principal adjustment amount. As a result of the decline in the appraised value of the aircraft in our portfolio in the year to January 31, 2005, the arrears of class A principal adjustment amount have increased by $41.0 million.

Because Class A principal adjustment amount ranks ahead of scheduled principal payments on the class C and D notes, we were unable to make certain scheduled principal payments on the class C and D notes between April 1999 and March 2000, and, since April 2000, we have not paid any scheduled principal on the class C and D notes or paid any minimum interest on the class E notes.

As a result of earlier payments of class A principal adjustment amounts, described above, we remained ahead of the required class A minimum principal payment schedule until August 2003. However, because we have not always had sufficient cashflows to pay class A principal adjustment amounts in full, and since the April 15, 2003 payment date, we have not had sufficient cashflows to pay any class A principal adjustment amount we fell behind the required class A minimum principal payment schedule on the August 15, 2003 payment date. Therefore we had to recommence payments of minimum principal on the class A notes to the extent of available cashflows on that date. Our cashflows were insufficient to pay minimum principal on the class A notes in full, beginning on the December 15, 2003 payment date and minimum principal arrears on the class A notes were $119.5 million on the January 18, 2005 payment date. We have continued to pay interest on the class A notes in full. Because minimum principal on the class A notes ranks ahead of interest and minimum principal on the class B notes and interest on the class C and class D notes in the priority of payments, our cashflows have been inadequate to pay any interest or minimum principal on the class B notes or any interest on the class C and class D notes, since the December 15, 2003 payment date.

On each payment date we are currently only paying in full our administrative and lease expenses and certain other payments in the ordinary course of business, interest on the class A notes and swap payments, and the “First Collection Account Top-Up”. We use any remaining cashflows towards payment of minimum principal on the class A notes. We do not anticipate that we will ever be able to resume making payments of interest or principal on the class B, C and D notes.

Our ability to make payments of interest and minimum principal payments on the class A notes is dependent on our cashflow performance and is not affected by the annual aircraft appraisals.

For further information concerning Airplanes Group’s results of operations, please see its Quarterly Report on Form 10-Q for the period to December 31, 2004 which was filed with the Securities and Exchange Commission.

Further information regarding the Appraisals:

The appraisers ascertained the “base value” of each aircraft on the basis of an open, unrestricted, stable market environment as of January 31, 2005 with a reasonable balance of supply and demand, and with full consideration of each aircraft’s “highest and best use”, presuming an arm’s-length, cash transaction between willing, able and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable time available for marketing, adjusted to account for the maintenance status of each aircraft (with certain assumptions as to use since the last reported status). The 2005 Appraised Value stated above does not reflect the value of leases, maintenance reserves, security deposits or other collateral, if any, related to a particular aircraft. An appraisal is only an estimate of value and there can be no assurance that proceeds received upon any sale of an aircraft would approximate the base value of that aircraft.

The appraised values obtained from the various appraisers have tended to vary widely. In light of this experience, Airplanes Group continues to keep under review the number and composition of appraisers in deciding how best to comply with its appraisal obligations in the future.

February 9, 2005

For further information please contact: Gerry Hastings or Louise O’Donnell of Airplanes Group’s Administrative Agent at tel: + 353 61 723600.